Exhibit 10.1

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of May 10, 2018 (the “Effective Date”) among Solar Capital Ltd., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“Solar”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Solar and Western Alliance Bank, an Arizona corporation (“Western Alliance Bank”), each in its capacity as a lender (together with any other lenders party hereto, the “Lenders” and each, a “Lender”), and Restoration Robotics, Inc., a Delaware corporation with offices located at 128 Baytech Drive, San Jose, CA 95134 (individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.3 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Aggregate ank Services Amount”	Exhibit B, Section 11
“Approved Lender”	Section 12.1
“Bank Services”	Exhibit B, Section 11
“Borrower”	Preamble
“Cash Collateral”	Exhibit B, Section 11
“Claims”	Section 12.2
“Closing Fee”	Section 2.4(a)
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Costs”	Exhibit B, Section 6
“Communications”	Section 10
“Default Rate”	Section 2.3(b)
“Deficiency”	Exhibit B, Section 11
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Accounts”	Section 6.6
“Excluded Domestic Subsidiary”	Section 6.10
“Indemnified Person”	Section 12.2
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Reimbursement Obligations”	Exhibit B, Section 11

“Secured Promissory Note”	Section 2.6
“Solar”	Preamble
“Term Loan”	Section 2.2(a)
“Termination Date”	Exhibit B, Section 8
“Transfer”	Section 7.1
“U.S. Tax Compliance Certificate”	Section 2.5(e)(ii)(2)iii)
“Western Alliance Bank”	Preamble

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Amortization Date” means:

(a) March 1, 2020, if (x) Collateral Agent has received evidence reasonably satisfactory to it that between the Effective Date and December 31, 2018 Borrower has received at least Twenty Five Million Dollars ($25,000,000.00) in aggregate unrestricted net cash proceeds from the sale and issuance of Borrower’s common or preferred stock pursuant to one or more bona fide equity financings on terms reasonably acceptable to Collateral Agent; (y) at least seven (7) Business Days prior to December 1, 2019, Collateral Agent has received evidence reasonably satisfactory to it that Borrower has achieved at least Sixteen Million Five-Hundred Thousand Dollars ($16,500,000.00) of projected net revenue for the trailing six-month period ending October 31, 2019; and (z) on December 1, 2019, no Event of Default, or an event that with the passage of time could result in an Event of Default, has occurred and is continuing; and

(b) if the conditions described in clause (a) above are not satisfied, December 1, 2019.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Bridge Bank” is Bridge Bank, a division of Western Alliance Bank.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York or San Francisco, California are required or authorized to be closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, and (d) any money market or similar funds that exclusively hold any of the foregoing.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of the Loan Parties described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by any Loan Party at any time.

“Collateral Agent” is Solar, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which any Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Loan Party maintains a Securities Account or a Commodity Account, the applicable Loan Party, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 8019664034, maintained at Bridge Bank.

“Disclosure Schedules” the disclosure schedules to this agreement, as amended or supplemented from time to time by Borrower with the written consent of the Required Lenders (or as supplemented by Borrower pursuant to the terms of the Loan Documents), delivered by Borrower to the Lenders.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” is any Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a direct competitor of Borrower or a vulture hedge fund, each as determined by Collateral Agent. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.5(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Loan Agreement” means the Loan and Security Agreement, dated as of May 19, 2015, among Oxford Finance LLC, as collateral agent and a lender, the other lenders from time to time party thereto, and Borrower, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with the implementation of such Sections of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Final Fee” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest or any other fee payable hereunder) (a) due on the earliest to occur of (i) the Maturity Date, (ii) the acceleration of the Term Loan, and (iii) the prepayment in full of the Term Loans pursuant to Section 2.2(c) or (d), and (b) equal to Eight Hundred Thirty Thousand Dollars ($830,000.00). The Final Fee shall be fully earned on the date so paid, non-refundable for any reason and payable to the Lenders in accordance with their respective Pro Rata Shares.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for Tax purposes.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any state thereof or the District of Columbia

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other Tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation any guaranty required pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than the Warrants and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to Borrower or any Subsidiary;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Ryan Rhodes as of the Effective Date, and (ii) Chief Financial Officer, who is Mark Hair as of the Effective Date.

“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents; provided, however, that the amount of Lenders’ Expenses shall be net of the Sixty Thousand Dollar ($60,000) diligence deposit paid by Borrower to Collateral Agent prior to the Effective Date.

“LIBOR Rate” means the rate per annum rate published by the Intercontinental Exchange Benchmark Administration Ltd. (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) for a term of one (1) month, which determination shall be conclusive in the absence of manifest error; provided that if such rate is unavailable, the Collateral Agent may select a comparable or successor rate .

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificates, the Disclosure Schedules, each Compliance Certificate, each Loan Payment Request Form, any Guaranties, any subordination agreements with respect to the Obligations, any note, or notes executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Parties” means, collectively, the Borrower and any Guarantor, and “Loan Party” means, individually, one of the Loan Parties.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit C.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders.

“Material Agreement” is any license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

“Maturity Date” is May 1, 2022.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, the Final Fee, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than any warrants or equity securities or the Warrants. and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents (other than any warrants or equity securities or the Warrants), and the performance of Borrower’s duties under the Loan Documents (other than any warrants or equity securities or the Warrants).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document (other than the Warrants), or sold or assigned an interest in the Term Loan or Loan Document (other than the Warrants)).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (other than the Warrants), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month, commencing on June 1, 2018.

“Permitted Indebtedness” is:

(a) Indebtedness of the Loan Parties to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and disclosed on the Disclosure Schedules;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and in connection with credit cards incurred in the ordinary course of business;

(e) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Indebtedness that constitutes a Permitted Investment pursuant to clause (i), clause (j), clause (k) or clause (l) of the definition thereof; provided that any such Indebtedness that is owed by a Loan Party to a Subsidiary that is not a Loan Party shall be subject to a subordination agreement in the form attached hereto as Exhibit I;

(h) to the extent constituting Indebtedness, obligations to financial institutions for cash management and other banking services entered into in the ordinary course of business; provided that the aggregate amount of all such obligations outstanding at any time shall not exceed One Hundred Fifty Thousand Dollars ($150,000);

(i) reimbursement obligations owing to any financial institution with respect to letters of credit, performance bonds, appeal bonds and other similar obligations; provided that the aggregate amount of all such obligations outstanding at any time shall not exceed One Hundred Fifty Thousand Dollars ($150,000);

(j) Indebtedness to finance insurance premiums; provided that the aggregate amount of all such obligations outstanding at any time shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000);

(k) other unsecured Indebtedness at any time outstanding not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate; and

(l) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments disclosed on the Disclosure Schedules and existing on the Effective Date;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent (such approval not to be unreasonably withheld, delayed or conditioned);

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of Deposit Accounts in which Collateral Agent has a perfected Lien (subject to, and to the extent required pursuant to, the terms of this Agreement) for the ratable benefit of the Secured Parties;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate for (i) and (ii) in any fiscal year;

(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Investments in Subsidiaries that are Guarantors;

(j) Investments in Subsidiaries that are not Guarantors, not to exceed the Two Hundred Fifty Thousand Dollars ($250,000.00) in aggregate per fiscal year;

(k) loans and advances by Subsidiaries to Borrower;

(l) Investments by Subsidiaries that are not Guarantors in Subsidiaries that are not Guarantors; and

(m) Investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of business of Borrower or any Subsidiary consisting of the licensing of technology (in the form of a Permitted License), the development of technology or the providing of technical support; provided that the aggregate amount of cash consideration for all such Investments shall not exceed Fifty Thousand Dollars ($50,000.00) in aggregate per fiscal year.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public; (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business or as are customary in Borrower’s industry, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business or as are customary in Borrower’s industry, provided, that, with respect to each such license described in clause (C), (i) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) the license is limited in a territory with a specific geographical country or region outside the United States, (iii) Borrower has obtained the consent and acknowledgment of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Lenders, (iv) no Event of Default, or an event that with the passage of time could result in an Event of Default, has occurred and is continuing and the time of entering into such license; and (v) all revenues from such license shall be Deposited into a Collateral Account held at Bridge Bank; and (D) licenses of Trademarks of Borrower or any of its Subsidiaries in connection with distribution agreements so long as such distribution agreements constitute an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any such Trademark.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and disclosed on the Disclosure Schedules or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) which are not delinquent or remain payable without penalty or (ii) are being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the IRC;

(c) Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within ninety (90) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower or its Subsidiaries other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and either (i) relate to the manufacturing of the Borrower’s Inventory or (ii) secure liabilities in an aggregate amount not to exceed $50,000, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case Borrower or the applicable Subsidiary shall have obtained any landlord or bailee waiver required pursuant to Section 6.9;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;

(h) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts of Borrower or any Subsidiary held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts of any Loan Parties are maintained in compliance with Section 6.6(a) hereof;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) cash collateral provided to financials institutions with respect to obligations permitted pursuant to clauses (h) and (i) of the definition of “Permitted Indebtedness”;

(k) Liens on proceeds of insurance and unpaid premiums to secure Indebtedness permitted pursuant to clause (j) of the definition of “Permitted Indebtedness”; and

(l) Permitted Licenses

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Premium” is, with respect to the Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in an amount equal to:

(i) for a prepayment made on or after the Effective Date through but not including the first anniversary of the Effective Date, three percent (3.00%) of the principal amount of the Term Loan prepaid;

(ii) for a prepayment made on or after the first anniversary of the Effective Date through but not including the second anniversary of the Effective Date, two percent (2.00%) of the principal amount of the Term Loan prepaid; and

(iii) for a prepayment made on or after the second anniversary of the Effective Date and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loan prepaid;

provided that the amount of the Prepayment Premium shall be zero (0) for any outstanding balance that is paid with a refinancing in which all of the then existing Lenders participate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Recipient” means the Collateral Agent or any Lender, as applicable.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA (including, without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, or consent decree, issued by the FDA.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lenders, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six and two thirds percent (66.66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, Chief Financial Officer, or Controller of Borrower acting alone.

“Revenue Projections” means the projections of Borrower revenue attached as Exhibit G hereto.

“Secured Parties” means the Collateral Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forebearance or any future extensions related thereto).

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders under the Loan Documents other than the Warrants (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor).

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and/or the applicable Subsidiary connected with and symbolized by such trademarks.

“U.S. Person” means a Person organized in the United States.

“Warrants” are those certain Warrants to Purchase Stock dated as of the Effective Date, or any date thereafter, issued by Borrower in favor of each Lender or such Lender’s Affiliates.

“Withholding Agent” means Borrower and the Collateral Agent.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make a term loan to Borrower on the Effective Date in an aggregate principal amount of Twenty Million Dollars ($20,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term Loan”). After repayment, no Term Loan may be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Effective Date, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to the respective Lender to which such payments are owed in accordance with their respective Pro Rata Shares, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to the respective Lender to which such payments are owed in accordance with their respective Pro Rata Shares, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loan outstanding, and (B) a repayment schedule consisting of (x) if the Amortization Date shall be determined by reference to clause (b) of the definition thereof, thirty (30) monthly payments; and (y) if the Amortization Date shall be determined by reference to clause (a) of the definition thereof, twenty-seven (27) monthly payments. All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Fee, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and, if applicable, interest at the Default Rate with respect to any past due amounts.

(d) Permitted Prepayment of Term Loan. Borrower shall have the option to prepay all, but not less than all, of the outstanding principal balance of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to the respective Lender to which such payments are owed in accordance with their respective Pro Rata Shares, an amount equal to the sum of (A) the outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Fee, (C) the Prepayment Premium, plus (D) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and, if applicable, interest at the Default Rate with respect to any past due amounts.

2.3 Payment of Interest on the Term Loan.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the LIBOR Rate in effect from time to time plus 7.95%, which aggregate interest rate shall be determined by Collateral Agent in accordance with the definition of “LIBOR Rate” on the third Business Day prior to the Effective Date and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Effective Date, and shall accrue on the principal amount outstanding under the Term Loan through and including the day on which the Term Loan is paid in full (or any payment is made hereunder).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by any Loan Party, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents (other than the Warrants) when due. Any such debits (or ACH activity) shall not constitute a set-off.

(e) Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents (other than the Warrants) shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document (other than the Warrants), including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4 Fees. Borrower shall pay to Collateral Agent:

(a) Closing Fee. A fully-earned, non-refundable closing fee in the amount of Two Hundred Thousand Dollars ($200,000.00) (the “Closing Fee”), which shall be due on the Effective Date, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(b) Final Fee. The Final Fee, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(c) Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares; and

(d) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due hereunder.

2.5 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document (other than the Warrants) shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Collateral Agent), or by the Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.5, Borrower shall deliver to the Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Collateral Agent.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such

Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(1) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty.

ii) executed copies of IRS Form W-8ECI;

iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Survival. Each party’s obligations under this Section 2.5 shall survive the resignation or replacement of the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitment and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

2.6 Secured Promissory Notes. If requested by a Lender, the Term Loan shall be evidenced by a Secured Promissory Note or Notes in the form attached as Exhibit F hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Effective Date or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of its portion of the Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loan set forth on such Lender’s Secured Promissory Note Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.7 Tax Treatment. The parties agree that the Term Loan will be subject to U.S. Treasury Regulation Section 1.1275-4(b) governing contingent payment debt instruments. The comparable yield and projected payment schedule for the Term Loan, as determined under such regulation, will be provided by Borrower, in form and substance reasonably satisfactory to Collateral Agent, no later than thirty (30) days after the Effective Date.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to the Term Loan. Each Lender’s obligation to make a Term Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance reasonably satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;

(b) a completed Perfection Certificate and Disclosure Schedules for Borrower and its Subsidiaries;

(c) duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower to the extent required by Section 6.6;

(d) the Operating Documents and good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each other jurisdiction in which Borrower’s failure to be qualified to conduct business could reasonably be expected to result in a Material Adverse Change, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) a certificate of Borrower in substantially the form of Exhibit E hereto executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation shall be certified by the Secretary of State of the State of Delaware), and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;

(f) certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Term Loan, will be terminated or released;

(g) a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(h) evidence reasonably satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties;

(i) a copy of any applicable Investors Rights Agreement and any amendments thereto/joinders, etc.;

(j) payoff letter for the Existing Loan Agreement;

(k) the Revenue Projections; and

(l) payment of the Closing Fee and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to the Term Loan. The obligation of each Lender to extend the Term Loan, is subject to the following further conditions precedent:

(a) receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit C attached hereto;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Effective Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of the Term Loan;

(c) in such Lender’s reasonable discretion, there has not been any Material Adverse Change;

(d) No Event of Default or an event that with the passage of time could result in an Event of Default, shall exist; and

(e) payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.

3.3 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to the funding of the Term Loan. Borrower expressly agrees that if a Term Loan is made prior to the receipt by Collateral Agent or any Lender of any such item, it shall not constitute a waiver by Collateral Agent or such Lender of Borrower’s obligation to deliver such item, and the making of the Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. On the Effective Date, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment in respect of the Term Loan.

3.5 Post-Closing Items. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrowers shall, and shall cause each applicable Subsidiary to:

(a) Not later than thirty (30) days after the Effective Date, (i) deliver a landlord’s consent executed in favor of Collateral Agent and in a form reasonably acceptable to Collateral Agent in respect of (A) Borrower’s headquarters location and (B) all other locations where Borrower or any Loan Party maintains Collateral having a book value in excess of Five Hundred Thousand Dollars ($500,000.00) and (ii) use commercially reasonable efforts to deliver a landlord’s consent executed in favor of Collateral Agent and in a form reasonably acceptable to Collateral Agent in respect of all other locations where Borrower or any Loan Party maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(b) Not later than thirty (30) days after the Effective Date, (i) deliver a bailee waiver executed in favor of Collateral Agent and in a form reasonably acceptable to Collateral Agent in respect of all locations where Borrower or any Loan Party maintains Collateral having a book value in excess of Five Hundred Thousand Dollars ($500,000.00) and (ii) use commercially reasonable efforts to obtain a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary in respect of all other locations where Borrower or any Loan Party maintains Collateral having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00); and

(c) Not later than thirty (30) days after the Effective Date, for each of the Borrower’s Foreign Subsidiaries for which equity interests are certificated, deliver to Collateral Agent a stock certificate or membership interest certificate, as applicable, evidencing the sixty-five percent (65%) interest in such Foreign Subsidiary pledged to Collateral Agent hereunder, together with an undated stock power or membership interest power, as applicable, for each such certificate executed in blank by a duly authorized officer of each such Foreign Subsidiary.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of this Agreement and the other Loan Documents, in each case, for which no claim has been made), a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If Borrower shall acquire any commercial tort claim (as defined in the Code) in an amount greater than One Hundred Thousand Dollars ($100,000), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of this Agreement and the other Loan Documents, in each case, for which no claim has been made) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of this Agreement and the other Loan Documents, in each case, for which no claim has been made) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral (and shall enter into or delivery any documentation reasonably requested by Borrower) and all rights therein shall revert to the applicable Loan Party.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents (other than the Warrants).

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete as of the date of delivery of such Perfection Certificate.

The execution, delivery and performance by Borrower and each of the other Loan Parties of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Loan Parties’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Loan Party, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Borrower and each other Loan Party have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any other Loan Party has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Loan Party has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as, and to the extent, required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c) On the Effective Date, and except as disclosed on the Disclosure Schedules (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral, in each case under this clause (c), in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens. Except as noted on the Disclosure Schedules (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

5.3 Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4 No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries. Since December 31, 2017, there has not been a Material Adverse Change.

5.5 Solvency. Borrower is Solvent. Borrower and its Subsidiaries, when taken as a whole, are Solvent.

5.6 Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or, to the knowledge of Borrower, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than Twenty Thousand Dollars ($20,000), in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Collateral Agent of the commencement of, and any material development in, the proceeding; and (c) adequate reserves or other appropriate provisions are maintained on Borrower’s Books, in accordance with GAAP and which do not involve, in the reasonable judgment of the Collateral Agent, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan to repay all outstanding obligations under the Existing Loan Agreement, as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to Collateral Agent:

(i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;

(ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the Securities and Exchange Commission, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared in accordance with GAAP, consistently applied (except as disclosed therein), together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion (provided that such opinion shall not fail to satisfy the requirement to be unqualified if the only qualifications are with respect to changes in GAAP or in treatment of items under GAAP that are disclosed in such financial statements);

(iii) no later than sixty (60) days after the last day of Borrower’s fiscal year, but no later than ten (10) days after approval thereof by Borrower’s board of directors, Borrower’s annual financial projections for the entire current fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval;

(iv) together with the delivery of the Compliance Certificate, copies of all non-ministerial statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt (other than materials provided to members of Borrower’s board of directors solely in their capacities as directors);

(v) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vi) prompt notice of any amendments of or other changes to the capitalization table of Borrower and to the respective Operating Documents of Borrower or any of its Subsidiaries, in each case together with any copies reflecting such amendments or changes with respect thereto;

(vii) concurrently with delivery of the Compliance Certificate, copies of the month-end account statements for each Collateral Account maintained by the Loan Parties, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);

(viii) prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(ix) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(x) written notice delivered at least ten (10) days (or such shorter period as shall be agreed by the Collateral Agent and the Original Lenders in their discretion) prior to the creation of a New Subsidiary by Borrower or any Subsidiary in accordance with the terms of Section 6.10;

(xi) written notice delivered at least twenty (20) days’ prior to any Loan Party’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower or any of its Subsidiaries), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xii) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;

(xiii) immediate notice if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xiv) together with delivery of the Compliance Certificate, notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by any Loan Party, in each case in an amount greater than One Hundred Thousand Dollars ($100,000.00) and of the general details thereof;

(xv) if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number; and

(xvi) other information as reasonably requested by Collateral Agent.

Notwithstanding the foregoing, documents and notices required to be delivered pursuant to the terms hereof (to the extent any such documents and notices are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b) Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to Collateral Agent:

(i) a duly completed Compliance Certificate signed by a Responsible Officer;

(ii) an updated Perfection Certificate and Disclosure Schedules to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate and Disclosure Schedule after the Effective Date;

(iii) copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

(iv) written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(v) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00);

(vi) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Fifty Thousand Dollars ($50,000.00) individually or in the aggregate in any calendar year; and

(vii) copies of any new Material Agreement entered into by Borrower or any of its Subsidiaries, any amendment to any Material Agreement entered into by Borrower or its Subsidiaries, or any modification or amendment to any other license, agreement or other contractual arrangement entered into by Borrower or any of its Subsidiaries such that it would become a Material Agreement.

(c) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date.

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and shall deliver to Collateral Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5 Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are standard for companies in Borrower’s and its Subsidiaries’ industry and location. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be canceled except in the case of nonpayment). At Collateral Agent’s reasonable request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within ninety (90) days of receipt thereof up to Hundred Fifty Thousand Dollars ($150,000.00) with respect to any loss, but not exceeding Hundred Fifty Thousand Dollars ($150,000.00), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent deems prudent.

6.6 Operating Accounts.

(a) From and after the date not later than sixty (60) days after the Effective Date, maintain all the Collateral Accounts of the Loan Parties with Bridge Bank, which shall have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts; provided, however Control Agreements shall not be required for any Deposit Accounts (i) exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Disclosure Schedules, (ii) holding less than Fifty Thousand Dollars ($50,000) in the aggregate across all such accounts; (iii) holding cash collateral permitted pursuant to clause (j) of the definition of “Permitted Liens” or (iv) of Subsidiaries that are not Guarantors (collectively, the “Excluded Accounts”); provided that for a period of one hundred eighty (180) days following the Effective Date, Borrower and its Subsidiaries may maintain its existing accounts at Comerica Bank so long as (A) not later than ten (10) Business Day after the Effective Date such accounts are subject to Control Agreements, (B) from and after the Effective Date, all amounts held in such accounts (in each case excluding any such amounts as are sufficient to satisfy outstanding checks issued to unaffiliated Persons in the ordinary course of business and other obligations owed to Comerica Bank with respect to such accounts) are transferred to a Collateral Account at Bridge Bank from time to time, but not less frequently than once per week, and (C) during such one hundred eighty (180) day period, Borrower and its Subsidiaries maintain at all times no less than ninety-five percent (95%) of Borrower’s and its Subsidiaries’ global cash and cash equivalents in Collateral Accounts at Bridge Bank.

(b) Borrower shall provide Collateral Agent ten (10) days’ prior written notice before any Loan Party establishes any Collateral Account. In addition, for each Collateral Account that any Loan Party, at any time maintains, such Loan Party shall cause Bridge Bank or the applicable financial institution to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Deposit Accounts that are Excluded Accounts.

(c) No Loan Party shall maintain any Deposit Account, Securities Account, or Commodity Account, or any other bank account except Collateral Accounts maintained in accordance with this Section 6.6.

(d) Borrower shall provide, and shall cause each of its Subsidiaries to to provide, Bridge Bank and/or Western Bank with an opportunity to compete for any international banking services required by Borrower and its Subsidiares, including, but not limited to, foreign currency wires, hedges, swaps, FX Contracts, and Letters of Credit.

6.7 Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent with respect to any Collateral or relating to Borrower.

6.9 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of the other Loan Parties, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) (a) in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, at Collateral Agent’s election, the applicable Loan Party shall use commercially reasonable efforts to cause such bailee or landlord, as applicable, to execute and deliver and (b) in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, at Collateral Agent’s election, the applicable Loan Party shall cause such bailee or landlord, as applicable, to execute and deliver, a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent and the Original Lenders of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent or any other Original Lender to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) if such New Subsidiary is a Domestic Subsidiary (except for a Domestic Subsidiary (1) substantially all of the assets of which consist of the equity interests of one or more Foreign Subsidiaries or (2) that is a subsidiary of a Foreign Subsidiary (each, an “Excluded Domestic Subsidiary”)), to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) with respect to New Subsidiaries owned directly by any Loan Party, to grant and pledge to Collateral Agent a perfected security interest in (A) 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary that is a Domestic Subsidiary (except if such New Subsidiary is an Excluded Domestic Subsidiary), or (B) 65% of the stock, units or other evidence of ownership held by any Loan Party of any such New Subsidiary which is a Foreign Subsidiary or an Excluded Domestic Subsidiary.

6.11 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the provisions of this Agreement.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment or other assets; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; or (d) cash or Cash Equivalents pursuant to a transaction not prohibited by this Agreement.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto or reasonable extensions thereof; (b) liquidate or dissolve (other than a liquidation or dissolution into Borrower or another Subsidiary); or (c) (i) permit any Key Person to cease being actively engaged in the management of Borrower unless written notice thereof is provided to Collateral Agent within ten (10) days of such cessation, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 45% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than in connection with a bona fide venture capital or private equity financing where (i) the venture capital or private equity investors are identified to Collateral Agent prior to closing of the transaction and (ii) the investors are not vulture or distressed debt funds) and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least twenty (20) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in assets or property of Borrower or any of its Subsidiaries, as applicable); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided if any such Subsidiary is a Loan Party, the surviving Subsidiary in such merger or consolidation is a Loan Party hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6 Maintenance of Collateral Accounts. With respect to the Loan Parties, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends to Borrower or any other direct owner of any Subsidiary, (ii) so long as no Event of Default or event that with the passage of time would result in an Event of Default exists or would result therefrom, the declaration or payment of any dividends solely in the form of equity securities, and (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate per fiscal year), (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Investments. Make any Investment other than Permitted Investments.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries and (c) compensation arrangements for Borrower’s and Subsidiaries’ officers, directors and employees that are ordinary in Borrower’s industry.

7.10 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) except pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the

Federal Reserve System), or use the proceeds of the Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7.12 Compliance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.13 Minimum Liquidity. Borrower shall not allow, at any time, the unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries to be an amount less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00); provided, however, this covenant shall no longer apply after Borrower provides evidence reasonably satisfactory to the Collateral Agent that Borrower has received after March 23, 2018 at least Twenty Five Million Dollars ($25,000,000.00) in aggregate unrestricted net cash proceeds from the sale and issuance of Borrower’s common or preferred stock pursuant to one or more bona fide equity financings on terms reasonably acceptable to Collateral Agent.

7.14 Minimum Revenue. Borrower shall not achieve for the rolling twelve-month period ended as of the last day of (i) each month of the first twelve (12) months following the Effective Date, less than ninety percent (90%), (ii) each month of the thirteenth (13th) through twenty-fourth (24th) month following the Effective Date, less than seventy five percent (75%) and (iii) each month thereafter, less than seventy percent (70%), of the management case revenue plan for the trailing twelve-month period ending on last day of the prior month, as set forth in the Revenue Projections delivered to and accepted by Collateral Agent prior to the Effective Date (in accordance with GAAP). The calculation for each month shall be set forth in each Compliance Certificate delivered pursuant to Section 6.2(b)(i).

7.15 Material Agreements. Neither Borrower nor any of its Subsidiaries shall, without the consent of Collateral Agent and any other Original Lender (such consent not to be unreasonably withheld or delayed), (a) enter into a Material Agreement or (b) materially amend a Material Agreement, in each case in a manner that could reasonably be expected to be adverse to the Lenders (such determination to be at the sole and reasonable discretion of the Borrower).

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower or any other Loan Party fails to (a) make any payment of principal or interest on the Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);

8.2 Covenant Default.

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7; or

(b) Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document (other than the Warrants) to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default.

8.3 Material Adverse Change. A Material Adverse Change has occurred;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;

8.5 Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days;

8.6 Other Agreements. There is a default in (a) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Fifty Thousand Dollars ($150,000.00) or that could reasonably be expected to have a Material Adverse Change or (b) there is any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000.00) (not covered by independent third-party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of twenty (20) consecutive days after the entry thereof;

8.8 Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document (other than the Warrants) or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document (other than the Warrants), and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any subordination agreement (not due to the action or inaction of Collateral Agent or a Lender), or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than in accordance with its terms; or (b) any circumstance described in Section 8 occurs with respect to any Guarantor;

8.11 Governmental Approvals; FDA Action. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue marketing any of its products (A) which could reasonably be expected to result in a Material Adverse Change or (B) which could reasonabably be expected to result in liability and expense not covered by insurance to any Loan Party of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (ii) the FDA issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall (A) which could reasonably be expected to result in a Material Adverse Change or (B) which could reasonabably be expected to result in liability and expense not covered by insurance to any Loan Party of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Two Hundred Fifty Thousand Dollars ($250,000.00) or more, or that could reasonably be expected to result in a Material Adverse Change; or (v) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, and such revocation or withdrawal could reasonably be expected to result in a Material Adverse Change.

8.12 Lien Priority. Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b) Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv) place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

(vii) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of this Agreement and the other Loan Documents, in each case, for which no claim has been made) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to extend the Term Loan hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of this Agreement and the other Loan Documents, in each case, for which no claim has been made) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide the Term Loan terminates.

9.3 Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document (other than the Warrants), Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of the Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

10.	NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Restoration Robotics, Inc. 128 Baytech Drive San Jose, CA Attn: Chief Financial Officer Email: markh@restorationrobotics.com

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Attn: Brian J. Cuneo Email: Brian.Cuneo@lw.com

If to Collateral Agent:	SOLAR CAPITAL LTD. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: (212) 993-1698 Email: storino@Solarcapltd.com

with a copy (which shall not constitute notice) to:	Morrison & Foerster LLP 425 Market Street, 32nd Floor San Francisco, CA 94105 Attn: Jeff Kayes Fax: (415) 268-7522 Email: jkayes@mofo.com

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents (other than the Warrants) shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document (other than the Warrants) by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants); provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants) shall require the prior written consent of the Collateral Agent (such approved assignee, an “Approved Lender”); and provided further, that, on the date it becomes a party to this Agreement, an Approved Lender must be capable, through its applicable lending office, of receiving payments of interest from Borrower without the imposition of any withholding taxes that would be required to be borne by Borrower or requiring the payment of any additional amounts by Borrower pursuant to Section 2.5 hereof. Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Collateral Agent shall use commercially reasonable efforts to provide notice to Borrower of each Lender Transfer promptly following such Lender Transfer. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s prior written consent, to any Person which is an Affiliate or Subsidiary of Borrower, a direct competitor of Borrower or a vulture hedge fund, each as reasonably determined by Collateral Agent at the time of such assignment.

12.2 Indemnification. Subject to Section 2.5, Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding the foregoing, if no direct conflict of interest is apparent in connection with the defense of any Claim, Collateral Agent and the Lenders shall first take commercially reasonable efforts to use the same counsel as Borrower, or, if a conflict does exist, use only one counsel among all Indemnified Persons with respect to the defense of any Claim.

12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document (other than the Warrants), no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to the Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to the Term Loan; (B) postpone the date fixed for, or waive, any payment of principal of the Term Loan or of interest on the Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any Transfer permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b) Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than (a) inchoate indemnity obligations and (b) any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information of Borrower and its Subsidiaries, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loan (provided, however, the Lenders and Collateral Agent shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other court order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no fault of the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9 Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including a Collateral Agent Affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10 Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of the Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of the Term Loan Commitment, the Term Loan or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower for any prospective participant or assignee of the Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof)Collateral Agent or such Lender may reasonably request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of the Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.11 Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos.

12.12 Collateral Agent and Lender Agreement. Collateral Agent and each Lender hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than (a) inchoate indemnity obligations and (b) any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made). So long as Borrower has satisfied the Obligations (other than (a) inchoate indemnity obligations and (b) any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Lenders.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

RESTORATION ROBOTICS, INC.

By:	/s/ Mark Hair
Name: Mark Hair
Title: Chief Financial Officer

COLLATERAL AGENT AND LENDER:

SOLAR CAPITAL LTD.

By:	/s/ Anthony J. Storino
Name: Antony J. Storino
Title: Authorized Signatory

LENDER:

SUNS SPV LLC

By:	/s/ Richard Peteka
Name: Richard Peteka
Title: Authorized Signatory

LENDER:

WESTERN ALLIANCE BANK

By:	Bill Wickline
Name: Bill Wickline
Title: Director of Portfolio Management

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Lender	Term Loan Commitment	Commitment Percentage
Solar Capital Ltd.	$13,000,000	65.00%
SUNS SPV LLC	$2,000,000	10.00%
Western Alliance Bank	$5,000,000	25.00%
TOTAL	$20,000,000.00	100.00%

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s and Guarantors’ right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, Intellectual Property, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a)(1) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by any Loan Party of any Foreign Subsidiary or any Excluded Domestic Subsidiary which shares entitle the holder thereof to vote for directors or any other matter or (2) any of the stock or other equity interests in any Foreign Subsidiary that is not owned by a Loan Party, (b) any interest of any Loan Party as a lessee or sublessee under a real property lease; (c) rights held under a license or other agreement that are not assignable by their terms without the consent of the counterparty thereto (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); or (d) any interest of any Loan Party as a lessee or borrower under an Equipment lease or Equipment financing if such Loan Party is prohibited by the terms of such agreement from granting a security interest in such lease or agreement or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by any Loan Party, Collateral Agent or any Lender or (e) intent-to-use trademark applications or similar rights.

EXHIBIT B

Collateral Agent and Lender Terms

1. Appointment of Collateral Agent.

(a) Each Lender hereby appoints Solar (together with any successor Collateral Agent pursuant to Section 7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from the Loan Parties, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b) Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower or any Guarantor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Collateral Agent.

(c) Under the Loan Documents, and except as expressly set forth in this Exhibit B, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by Solar or any of its Affiliates in any capacity.

2. Binding Effect; Use of Discretion; E-Systems.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.

(c) Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

3. Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it in good faith to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders).

4. Collateral Agent Individually. To the extent Collateral Agent or any of its Affiliates becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5. Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (a “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any

Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.

6. Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document (collectively, “Costs”); provided that no Lender shall be liable for the payment to Collateral Agent of any Costs which resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.

7. Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent, and unless an Event of Default shall have occurred and be continuing such successor Collateral Agent, if not an Original Lender or an Affiliate thereof, shall be subject to the prior written consent of Borrower (such consent not to be unreasonably withheld, delayed or conditioned). If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders, consented to by Borrower (if applicable) and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Original Lenders, if any, and if none, from among the Lenders. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (d) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

8. Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate), and the Collateral Agent hereby agrees for the benefit of Borrower and its Subsidiaries to release (or in the case of clause (b)(ii) below, release or subordinate), the following:

(a) any Guarantor or co-Borrower if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b) any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by Borrower or any Guarantor in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral, Borrower, and any Guarantor, upon (A) termination of all of the Term Loan Commitments, (B) the payment in full in cash of all of the Obligations (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of this Agreement and the other Loan Documents, in each case, for which no claim has been made), and (C) to the extent requested by Collateral Agent or a Lender, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance reasonably acceptable to Collateral Agent and the Lenders (the satisfaction of the conditions in this clause (iii), the “Termination Date”).

9. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10. Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a) Advances; Payments. If Collateral Agent receives any payment with respect to the Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to the Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b) Return of Payments.

(i) If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c) Non-Funding Lenders.

(i) To the extent that any Lender has failed to fund the Term Loan or any other payments required to be made by it under the Loan Documents after the Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower thereunder. The failure of any Non-Funding Lender to make the Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make the Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.

(d) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of the Required Lenders.

11. Priority of Encumbrances; Cash Collateral. The parties acknowledge that Borrower may in the future desire to pledge cash and/or securities in connection with the provision by Bridge Bank to Borrower of certain products and/or credit services facilities, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services (such products and/or services, collectively, the “Bank Services”) as any such products or services may be identified in Bridge Bank’s various agreements related thereto. The parties agree that notwithstanding anything to the contrary contained in the Loan Documents, Borrower may pledge cash and/or Cash Equivalents in the aggregate principal amount of up to Two Hundred Fifty Thousand Dollars ($250,000) to Bridge Bank as collateral to secure its actual outstanding obligations to Bridge Bank relating to Bank Services (such cash and/or Cash Equivalents and the proceeds thereof (but expressly excluding any other Collateral) being hereinafter referred to as the “Cash Collateral”). The parties further agree that notwithstanding anything to the contrary contained in this Agreement, Bridge Bank’s lien on the Cash

Collateral shall be senior in priority to the liens of the Collateral Agent and the Lenders under the Loan Documents to the extent of Borrower’s actual reimbursement obligations in respect of Bank Services up to Two Hundred Fifty Thousand Dollars ($250,000) (collectively, the “Reimbursement Obligations”), and Bridge Bank may take such action as Bridge Bank deems necessary in respect of the Cash Collateral only to enforce its rights and remedies to satisfy the Reimbursement Obligations, all without prior notice to or the consent of Collateral Agent or the other Lenders. Bridge Bank agrees to use its best efforts to give immediate notice to Collateral Agent of such action being taken, and Collateral Agent may not foreclose upon, or force Bridge Bank to take any actions with respect to, the Cash Collateral notwithstanding anything in the Loan Documents to the contrary. Bridge Bank may extend credit to Borrower in connection with the provision of Bank Services (not to exceed the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), inclusive of the Reimbursement Obligations (collectively, the “Aggregate Bank Services Amount”)). Western Alliance Bank (on behalf of Bridge Bank) consents to Borrower’s grant to Collateral Agent and/or the Lenders of liens and security interests against the Cash Collateral (and agrees that Bridge Bank shall hold such Cash Collateral both to perfect Bridge Bank’s own security interests therein as provided for in this paragraph and also as bailee and agent for Collateral Agent and Lenders to perfect their security interests therein granted under the Loan Documents; however, Bridge Bank may release the Cash Collateral without the consent of Collateral Agent or the other Lenders), and the parties agree that (i) the Cash Collateral and proceeds thereof shall be distributed to Bridge Bank and the other Lenders, after satisfaction of the Reimbursement Obligations to Bridge Bank, in the manner and order set forth in this Agreement and the Loan Documents, as applicable, and (ii) to the extent that the Cash Collateral is insufficient to satisfy the Aggregate Bank Services Amount to Bridge Bank in full (a “Deficiency”), any such Deficiency cannot be repaid by Borrower (and Bridge Bank shall not accept or receive any payments as to such Deficiency), if at all, until all of the Borrower’s other indebtedness to Collateral Agent and the Lenders under the Loan Documents have first been fully repaid. In addition to and without limiting the foregoing, Bridge Bank will not, without the prior written consent of Collateral Agent, which may be granted or withheld in Collateral Agent’s sole discretion, declare an Event of Default, accelerate the Indebtedness or exercise any remedies under the Loan Documents based upon the occurrence of any arrearages, the existence of any Deficiency, or otherwise with respect to Bank Services.

EXHIBIT C

Loan Payment Request Form

Fax To: (212) 993-1698	Date:

LOAN PAYMENT:
[ ]
From Account # To Account #
(Deposit Account #)	(Loan Account #)
Principal $ and/or Interest $
Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.
From Account # To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature: Phone Number: Print Name/Title:

OUTGOING WIRE REQUEST: Complete only if all or a portion of funds from the loan advance above is to be wired.
Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #: Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Bank: Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: 2nd Signature (if required):
Print Name/Title: Print Name/Title:
Telephone #: Telephone #:

EXHIBIT D

Compliance Certificate

TO:	SOLAR CAPITAL LTD., as Collateral Agent and Lender WESTERN ALLIANCE BANK, as Lender

FROM:	Restoration Robotics, Inc.

The undersigned authorized officer (“Officer”) of Restoration Robotics, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of May 10, 2018 by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a) Borrower is in complete compliance for the period ending                         with all required covenants except as noted below;

(b) There are no Events of Default or events that with the passage of time could result in an Event of Default, except as noted below;

(c) Except as noted below, all representations and warranties of Borrower stated in the Loan Documents (other than the Warrants) are true and correct in all material respects on date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

(d) Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports, Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;

(e) No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end and audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Financial statements	Monthly within 30 days		Yes	No	N/A

2)	Annual (CPA Audited) statements	Within 180 days after FYE		Yes	No	N/A

3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within 60 days after FYE or 10 days of approval), and when revised (within 7 days of approval)		Yes	No	N/A

4)	8-K, 10-K and 10-Q Filings	If applicable, within 5 days of filing		Yes	No	N/A

5)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A

6)	Total amount of Borrower’s unrestricted cash and Cash Equivalents at the last day of the measurement period		$________	Yes	No	N/A

7)	Total amount of Borrower’s Subsidiaries’ unrestricted cash and Cash Equivalents at the last day of the measurement period		$________	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Financial Covenants

[7.13 – Minimum Liquidity Requirement:

1. Unrestricted Cash and Cash Equivalents:	][1]

7.14 – Minimum Revenue Requirement:

1. Actual 12 month Trailing Revenue for this month:	$

2. Does this comply with the Minimum Revenue Required in Column D below for this month:	Yes No

A	B	C	D
Month Ending	Management Case Revenue Projection (12 Month Trailing)	Minimum Percent Achievement for Covenant	Minimum Revenue Required for Covenant (12 Month Trailing)
5/31/2018	$ [ ]	90%	$ [ ]
6/30/2018	$ [ ]	90%	$ [ ]
7/31/2018	$ [ ]	90%	$ [ ]

[1]	To be included only if applicable.

8/31/2018	$ [ ]	90%	$ [ ]
9/30/2018	$ [ ]	90%	$ [ ]
10/31/2018	$ [ ]	90%	$ [ ]
11/30/2018	$ [ ]	90%	$ [ ]
12/31/2018	$ [ ]	90%	$ [ ]
1/31/2019	$ [ ]	90%	$ [ ]
2/28/2019	$ [ ]	90%	$ [ ]
3/31/2019	$ [ ]	90%	$ [ ]
4/30/2019	$ [ ]	90%	$ [ ]
5/31/2019	$ [ ]	75%	$ [ ]
6/30/2019	$ [ ]	75%	$ [ ]
7/31/2019	$ [ ]	75%	$ [ ]
8/31/2019	$ [ ]	75%	$ [ ]
9/30/2019	$ [ ]	75%	$ [ ]
10/31/2019	$ [ ]	75%	$ [ ]
11/30/2019	$ [ ]	75%	$ [ ]
12/31/2019	$ [ ]	75%	$ [ ]
1/31/2020	$ [ ]	75%	$ [ ]
2/29/2020	$ [ ]	75%	$ [ ]
3/31/2020	$ [ ]	75%	$ [ ]
4/30/2020	$ [ ]	75%	$ [ ]
5/31/2020	$ [ ]	70%	$ [ ]
6/30/2020	$ [ ]	70%	$ [ ]
7/31/2020	$ [ ]	70%	$ [ ]
8/31/2020	$ [ ]	70%	$ [ ]
9/30/2020	$ [ ]	70%	$ [ ]
10/31/2020	$ [ ]	70%	$ [ ]
11/30/2020	$ [ ]	70%	$ [ ]
12/31/2020	$ [ ]	70%	$ [ ]

1/31/2021	$ [ ]	70%	$ [ ]
2/28/2021	$ [ ]	70%	$ [ ]
3/31/2021	$ [ ]	70%	$ [ ]
4/30/2021	$ [ ]	70%	$ [ ]
5/31/2021	$ [ ]	70%	$ [ ]
6/30/2021	$ [ ]	70%	$ [ ]
7/31/2021	$ [ ]	70%	$ [ ]
8/31/2021	$ [ ]	70%	$ [ ]
9/30/2021	$ [ ]	70%	$ [ ]
10/31/2021	$ [ ]	70%	$ [ ]
11/30/2021	$ [ ]	70%	$ [ ]
12/31/2021	$ [ ]	70%	$ [ ]
1/31/2022	$ [ ]	70%	$ [ ]
2/28/2022	$ [ ]	70%	$ [ ]
3/31/2022	$ [ ]	70%	$ [ ]
4/30/2022	$ [ ]	70%	$ [ ]

Other Matters

1)	Have there been any changes in Key Persons since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower or any of its Subsidiaries that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00)?	Yes	No

4)	Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes	No

5)	Has Borrower or any Subsidiary entered into any Material Agreement, amended any Material Agreement, or modified any other license, agreement or other contractual arrangement such that it would become a Material Agreement? If yes, please explain and provide a copy of the Material Agreement(s) and/or amendment(s).	Yes	No

6)	Has Borrower provided the Collateral Agent with all notices required to be delivered under Sections 6.2(a) and 6.2(b) of the Loan Agreement?	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

Restoration Robotics, Inc.

By:
Name:
Title:

Date:

COLLATERAL AGENT USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status: Yes No

EXHIBIT E

CORPORATE BORROWING CERTIFICATE

BORROWER:	Restoration Robotics, Inc.	DATE: [ ], 2018

LENDERS:	SOLAR CAPITAL LTD., as Collateral Agent and Lender
WESTERN ALLIANCE BANK, as Lender

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s board of directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐
☐
☐
☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lenders.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Collateral Agent a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s capital stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Balance of Page Intentionally Left Blank]

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:

Title:

***	If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                     of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:

Name:

Title:

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT A

Certificate of Incorporation (including amendments)

[see attached]

EXHIBIT B

Bylaws

[see attached]

Exhibit F

Form of Secured Promissory Note

[THIS NOTE IS A CONTINGENT PAYMENT DEBT INSTRUMENT AND WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. BORROWER WILL PROMPTLY PROVIDE TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE PRICE, ISSUE DATE, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE WITH RESPECT TO THIS NOTE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE FOLLOWING ADDRESS: 128 BAYTECH DRIVE, SAN JOSE, CA 95134, ATTENTION: CHIEF FINANCIAL OFFICER.]

SECURED PROMISSORY NOTE

(Term Loan)

$	Dated: [ ], 2018

FOR VALUE RECEIVED, the undersigned, Restoration Robotics, Inc., a Delaware corporation with offices located at 128 Baytech Drive, San Jose, CA 95134 (“Borrower”) HEREBY PROMISES TO PAY to the order of [LENDER] (“Lender”) the principal amount of [                    ]DOLLARS ($                        ) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of the Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated May 10, 2018 by and among Borrower, Lender, Solar Capital Ltd., as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.2 (c) and Section 2.2(d) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all fees and expenses, including, without limitation, attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due subject to the terms of the Loan Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

Restoration Robotics, Inc.

By

Name:
Title:

LOAN AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Principal Amount	Scheduled Payment Amount	Notation By

EXHIBIT G

REVENUE PROJECTIONS

[***]

EXHIBIT H-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of May 10, 2018, among Solar Capital Ltd., as collateral agent, and the lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time (together with any other lenders party hereto, the “Lenders” and each a “Lender”), and Restoration Robotics, Inc. (“Borrower”), and their successors and assigns.

Pursuant to the provisions of Section 2.5(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan (as well as any secured promissory notes (“Note(s)”) evidencing such Term Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT H-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of May 10, 2018, among Solar Capital Ltd. (“Solar”), as collateral agent, and the lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time (together with any other lenders party hereto, the “Lenders” and each a “Lender”), and Restoration Robotics, Inc. (“Borrower”), and their successors and assigns.

Pursuant to the provisions of Section 2.5(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT H-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of May 10, 2018, among Solar Capital Ltd. (“Solar”), as collateral agent, and the lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time (together with any other lenders party hereto, the “Lenders” and each a “Lender”), and Restoration Robotics, Inc. (“Borrower”), and their successors and assigns.

Pursuant to the provisions of Section 2.5(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT H-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan and Security Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of May 10, 2018, among Solar Capital Ltd. (“Solar”), as collateral agent, and the lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time (together with any other lenders party hereto, the “Lenders” and each a “Lender”), and Restoration Robotics, Inc. (“Borrower”), and their successors and assigns.

Pursuant to the provisions of Section 2.5(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any secured promissory notes (“Note(s)”) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT I

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT – INTERNATIONAL ENTITIES

THIS INTERCOMPANY SUBORDINATION AGREEMENT – INTERNATIONAL ENTITIES (as amended, modified, renewed, extended, or replaced from time to time, this “Agreement”), dated as of May [        ], 2018, is made among the Subordinated Parties (as defined below), and SOLAR CAPITAL LTD., a Maryland corporation, as Agent (in such capacity, “Agent”) for the Lenders (as defined below).

WHEREAS, Restoration Robotics, Inc (the “Borrower”), the lenders signatory thereto (the “Lenders”) and Agent are parties to that certain Loan and Security Agreement, dated as of May 10, 2018 (as amended, modified, renewed, extended, or replaced from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed to make certain financial accommodations to the Borrower;

WHEREAS, each Subordinated Party has made or may make certain loans or advances from time to time to one or more of the Loan Parties (as defined in the Loan Agreement);

WHEREAS, in order to induce Agent and the Lenders to enter into the Loan Agreement, each Subordinated Party has agreed to the subordination of such indebtedness of each Loan Party to such Subordinated Party, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. Definitions; Interpretation.

(a) Terms Defined in Loan Agreement. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Insolvency Event” has the meaning set forth in Section 3.

“Lenders” has the meaning set forth in the recitals to this Agreement.

“Senior Debt” means the Obligations (as defined in the Loan Agreement) and other indebtedness and liabilities of the Loan Parties to Agent or the Lenders under or in connection with the Loan Agreement and the other Loan Documents (other than the Warrants), including all unpaid principal of the Advances, the Term Loan, all interest accrued thereon (including all interest that, but for the provisions of the United States Bankruptcy Code, would have accrued), all fees due under the Loan Agreement and the other Loan Documents (other than the Warrants) (including all fees that, but for the provisions of the United States Bankruptcy Code, would have accrued), and all other amounts payable by the Loan Parties to Agent or the Lenders thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Subordinated Debt” means, with respect to each Loan Party, all indebtedness, liabilities, and other obligations of such Loan Party owing to any Subordinated Party in respect of any and all loans or advances made by such Subordinated Party to such Loan Party whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by such Loan Party to any Subordinated Party under or in connection with any documents or instruments related thereto.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of the Loan Parties, directly or indirectly, of assets of the Loan Parties of any kind or character, whether in cash, property, or securities, for or on account of the Subordinated Debt, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of an collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner.

“Subordinated Parties” means the Loan Parties and the Affiliates of the Loan Parties at any time party to this Agreement, in each case, in their capacity as holders of any loan or advance made to any Loan Party.

(c) Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to. The captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 2. Subordination to Payment of Senior Debt. As to each Subordinated Party, all payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment, in full, in cash or cash equivalents of the Senior Debt.

SECTION 3. Subordination Upon Any Distribution of Assets of the Loan Parties. As to each Subordinated Party, in the event of any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such other Loan Party or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of such Loan Party, or otherwise (such events, collectively, the “Insolvency Events”): (i) all amounts owing on account of the Senior Debt (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of the Loan Agreement and the other Loan Documents, in each case, for which no claim has been made) shall first be paid, in full, in cash, or payment provided for in cash or in cash equivalents, before any Subordinated Debt Payment is made; and (ii) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Subordinated Party would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to Agent for application to the payment of the Senior Debt in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to Agent or any Lender in respect of such Senior Debt.

SECTION 4. Payments on Subordinated Debt.

(a) Permitted Payments. So long as no Event of Default would occur or has occurred and is continuing, each Loan Party may make, and each Subordinated Party shall be entitled to accept and receive, payments on account of the Subordinated Debt in the ordinary course of business.

(b) No Payment Upon Senior Debt Defaults. Upon the occurrence of any Event of Default, and until such Event of Default is cured or waived in accordance with the terms of the Loan Agreement, no Loan Party shall make, and no Subordinated Party shall accept or receive, any Subordinated Debt Payment; provided, however, notwithstanding the foregoing, any Loan Party that is not a Borrower may pay to a Borrower, and a Borrower may accept and receive payments on account of any Subordinated Debt owed to such Borrower so long as such payments are remitted to the Designated Deposit Account.

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SECTION 5. Subordination of Remedies. As long as any Senior Debt shall remain outstanding and unpaid, following the occurrence of any Event of Default and until such Event of Default is cured or waived, no Subordinated Party shall, without the prior written consent of Agent:

(a) accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce its rights or interests in respect of the obligations of any Loan Party owing to such Subordinated Party;

(b) exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(c) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of any Loan Party to any Subordinated Party against any of the Subordinated Debt; or

(d) commence, or cause to be commenced, or join with any creditor other than Agent and the Lenders in commencing, any bankruptcy, insolvency, or receivership proceeding against any Loan Parties.

SECTION 6. Payment Over to Agent. In the event that, notwithstanding the provisions of Section 3, Section 4, and Section 5, any Subordinated Debt Payments shall be received in contravention of Section 3, Section 4, or Section 5 by any Subordinated Party before all Senior Debt (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of the Loan Agreement and the other Loan Documents, in each case, for which no claim has been made) is paid, in full, in cash or cash equivalents, such Subordinated Debt Payments shall be held in trust for the benefit of Agent and the Lenders and shall be paid over or delivered to Agent for application to the payment, in full, in cash or cash equivalents of all Senior Debt remaining unpaid to the extent necessary to give effect to Section 3, Section 4, and Section 5, after giving effect to any concurrent payments or distributions to Agent or any Lender in respect of the Senior Debt.

SECTION 7. Authorization to Agent. If, while any Subordinated Debt is outstanding, any Insolvency Event shall occur and be continuing with respect to any Loan Party or its property: (i) Agent hereby is irrevocably authorized and empowered (in the name of each Subordinated Party or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Agent or any Lender; and (ii) each Subordinated Party shall promptly take such action as Agent reasonably may request (A) to collect the Subordinated Debt for the account of Agent and the Lenders and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (B) to execute and deliver to Agent such powers of attorney, assignments, and other instruments as it may request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (C) to collect and receive any and all Subordinated Debt Payments.

SECTION 8. Certain Agreements of the Subordinated Parties.

(a) No Benefits. Each Subordinated Party understands that there may be various agreements between Agent, the Lenders and any of the Loan Parties evidencing and governing the Senior Debt, and each Subordinated Party acknowledges and agrees that such agreements are not intended to confer any benefits on any Subordinated Party and that neither Agent nor any Lender shall have any obligation to any Subordinated Party or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements.

(b) No Interference. Each Subordinated Party acknowledges that each Loan Party has granted to Agent for the benefit of the Lenders security interests in all of such Loan Party’s assets, and agrees not to interfere with or in any manner oppose a disposition of any Collateral by Agent in accordance with applicable law.

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(c) Reliance by Agent and the Lenders. Each Subordinated Party acknowledges and agrees that Agent and the Lenders will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making or issuing the Advances, the Term Loan, the Letters of Credit, and the other financial accommodations thereunder.

(d) Waivers. Except as provided under the Loan Agreement, each Subordinated Party hereby waives any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.

(e) Rights of Agent and Lenders Not Affected. Each Subordinated Party hereby agrees that at any time and from time to time, without notice to or the consent of such Subordinated Party, without incurring responsibility to such Subordinated Party, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of Agent or any Lender hereunder, (i) the time for any Loan Party’s performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by Agent (in accordance with the Loan Documents); (ii) the agreements of any Loan Party with respect to the Loan Documents may from time to time be modified by such Loan Party, Agent and the Lenders (in accordance with the Loan Documents) for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such Loan Party, Agent or the Lenders thereunder; (iii) the manner, place, or terms for payment of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt may be renewed in whole or in part; (iv) the maturity of the Senior Debt may be accelerated in accordance with the terms of any present or future agreement by any Loan Party, Agent and the Lenders (in accordance with the Loan Documents); (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of Agent or any Lender may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; and (vii) all other rights against the Loan Parties, any other Person, or with respect to any Collateral may be exercised (or Agent or any Lender may waive or refrain from exercising such rights in accordance with the Loan Documents).

(f) Rights of Agent and the Lenders Not to Be Impaired. No right of Agent or any Lender to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Loan Party, Subordinated Party, Agent or any Lender hereunder or under or in connection with the other Loan Documents or by any noncompliance by any Loan Party or Subordinated Party with the term and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof Agent or any Lender may have or otherwise be charged with.

(g) Financial Condition of the Loan Parties. Except as provided under the Loan Agreement, no Subordinated Party shall have any right to require Agent or any Lender to obtain or disclose any information with respect to: (i) the financial condition or character of any Loan Party or the ability of the Loan Parties to pay and perform Senior Debt; (ii) the Senior Debt; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of Agent, any Lender or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.

(h) Acquisition of Liens or Guaranties. No Subordinated Party shall, without the prior written consent of Agent, acquire any right or interest in or to any Collateral not owned by such Subordinated Party or accept any guaranties for the Subordinated Debt.

SECTION 9. Subrogation.

(a) Subrogation. Until the payment and performance in full in cash of all Senior Debt (other than (i) inchoate indemnity obligations and (ii) other obligations that survive termination of the Loan Agreement and the other Loan Documents, in each case, for which no claim has been made), no Subordinated Party shall have, and shall not directly or indirectly exercise, any rights that it may acquire by way of subrogation under this Agreement, by any payment or distribution to Agent or any Lender hereunder or otherwise. Upon the payment and performance in full in cash of all Senior Debt (other than (i) inchoate indemnity obligations and (ii) other obligations that survive termination of the Loan Agreement and the other Loan Documents, in each case, for which no claim has been

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made), each Subordinated Party shall be subrogated to the rights of Agent and the Lenders to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt shall be paid in full. For the purposes of the foregoing subrogation, no payments or distributions to Agent or any Lender of any cash, property, or securities to which any Subordinated Party would be entitled except for the provisions of Section 3, Section 4, or Section 5 shall, as among such Subordinated Party, its creditors (other than Agent and the Lenders), and the Loan Parties, be deemed to be a payment by any Loan Party to or on account of the Senior Debt.

(b) Payments Over to the Subordinated Parties. If any payment or distribution to which any Subordinated Party would otherwise have been entitled but for the provisions of Section 3, Section 4, or Section 5 shall have been applied pursuant to the provisions of Section 3, Section 4, or Section 5 to the payment of all amounts payable under the Senior Debt, such Subordinated Party shall be entitled to receive from Agent or any Lender, as the case may be, any payments or distributions received by such Person in excess of the amount sufficient to pay in full in cash all amounts payable under or in respect of the Senior Debt. If any such excess payment is made to Agent or any Lender, such Person shall promptly remit such excess to such Subordinated Party and until so remitted shall hold such excess payment for the benefit of such Subordinated Party.

SECTION 10. Continuing Agreement; Reinstatement.

(a) Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Subordinated Party until payment and performance in full in cash of the Senior Debt. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with the other Subordinated Parties.

(b) Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any Loan Party shall be rescinded or must otherwise be restored by Agent or any Lender, whether as a result of an Insolvency Event or otherwise.

SECTION 11. Transfer of Subordinated Debt. No Subordinated Party may assign or transfer its rights and obligations in respect of the Subordinated Debt without the prior written consent of Agent, and any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby, in form satisfactory to Agent.

SECTION 12. Obligations of the Loan Parties Not Affected. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Subordinated Party against the Loan Parties, on the one hand, and of Agent and the Lenders against the Loan Parties, on the other hand. Nothing contained in this Agreement shall (i) impair, as between each Loan Party and the Subordinated Parties, the obligation of such Loan Party to pay its obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (ii) otherwise affect the relative rights of each Subordinated Party against the Loan Parties, on the one hand, and of the creditors (other than Agent and the Lenders) of the Subordinated Parties against the Loan Parties, on the other hand.

SECTION 13. Endorsement of Subordinated Debt Documents; Further Assurances and Additional Acts.

(a) Endorsement of Subordinated Debt Documents. At the request of Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend noting that such documents and instruments are subject to this Agreement, and each Subordinated Party shall promptly deliver to Agent evidence of the same.

(b) Further Assurances and Additional Acts. Each Subordinated Party shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as Agent reasonably shall deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide Agent with evidence of the foregoing reasonably satisfactory in form and substance to Agent.

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SECTION 14. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and shall be mailed, sent, or delivered in accordance with the notice provisions contained in the Loan Agreement, and each Subordinated Party hereby agrees that its address for any notices hereunder shall be the address of the Borrower for notices under the Loan Agreement.

SECTION 15. No Waiver; Cumulative Remedies. No failure on the part of Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges that may otherwise be available to Agent or any Lender.

SECTION 16. Costs and Expenses. Each of the Subordinated Parties, jointly and severally, agrees to pay to Agent and the Lenders on demand (i) the reasonable out-of-pocket costs and expenses of such Person, and the reasonable fees and disbursements of counsel to such Person, in connection with the negotiation, preparation, execution, delivery, and administration of this Agreement, and any amendments, modifications, or waivers of the terms thereof and (ii) all costs and expenses of such Person, and the fees and disbursements of counsel to such Person, in connection with the enforcement or attempted enforcement of, and preservation of rights or interests under, this Agreement, including any losses, costs and expenses sustained by such Person as a result of any failure by any Subordinated Party to perform or observe its obligations contained in this Agreement.

SECTION 17. Survival. All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect so long as any Senior Debt remains unpaid. Without limiting the generality of the foregoing, the obligations of each Subordinated Party under Section 16 shall survive the satisfaction of the Senior Debt.

SECTION 18. Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or -claim in connection with, this Agreement.

SECTION 19. Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Subordinated Party, Agent, each Lender and their respective successors and permitted assigns.

SECTION 20. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 21. SUBMISSION TO JURISDICTION. EACH SUBORDINATED PARTY HEREBY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES SITTING IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, STATE OF NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS, OR AT THE SOLE OPTION OF AGENT, IN ANY OTHER COURT IN WHICH AGENT SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY (iii) IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (iv) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW.

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SECTION 22. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement. This Agreement constitutes the entire agreement of each of the Subordinated Parties, Agent and each of the Lenders with respect to the matters set forth herein and supersedes any prior agreements, commitments, draft, communications, discussions and understandings, oral or written, with respect thereto.

(b) Amendments and Waivers. No amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the Subordinated Parties and Agent (acting at the direction of Required Lenders); and no waiver of any provision of this Agreement, or consent to any departure by any Subordinated Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent. Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23. Conflicts. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

SECTION 24. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 25. Interpretation. This Agreement is the result of negotiations between, and have been reviewed by the respective counsel to, the Subordinated Parties, Agent and each Lender and is the product of all parties hereto. Accordingly, this Agreement shall not be construed against Agent or any Lender merely because of their involvement in the preparation hereof.

SECTION 26. Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and bind effect of this Agreement.

SECTION 27. Termination of Agreement. Upon payment and performance in full in cash of the Senior Debt (other than (a) inchoate indemnity obligations and (b) other obligations that survive termination of the Loan Agreement and the other Loan Documents, in each case, for which no claim has been made), this Agreement shall terminate and Agent shall promptly execute and deliver to each Subordinated Party such documents and instruments as shall be reasonably necessary to evidence such termination; provided, however, that the obligations of each Subordinated Party under Section 16 shall survive such termination.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

Restoration Robotics Europe Ltd.
Restoration Robotics Spain
Restoration Robotics Korea Hoesa
Restoration Robotics, Inc. Limited

By:
Title:

SOLAR CAPITAL, LTD., a Maryland corporation, as Agent

By:
Title: